Exhibit 99.1

FOR IMMEDIATE RELEASE
1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES EARNINGS

Harrison, Arkansas — January 28, 2009 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that the Corporation’s net income amounted to $193,000 or $0.04 basic and diluted earnings per share during the fourth quarter of 2008 compared to net income of $649,000 or $0.13 basic and diluted earnings per share during the fourth quarter of 2007. Earnings for the year ended December 31, 2008 amounted to $2.5 million or $0.52 basic and diluted earnings per share compared to earnings of $2.6 million or $0.54 basic and diluted earnings per share for the year ended December 31, 2007.  Book value or stockholders’ equity per share at December 31, 2008, was $15.09.

Larry J. Brandt, CEO for the Corporation said, “Considering the difficult economic conditions, we are still pleased to report another profitable quarter for the fourth quarter of 2008 with net income of $193,000.  During this quarter, we also allocated $1.6 million to our provision for loan losses and paid our 48th consecutive dividend to our stockholders.  Our performance and profitability continue to be significantly impacted by the downturn in the housing market and the overall economy.  As I have mentioned in previous quarterly releases, we continue to exceed all capital requirements mandated by our banking regulators, are deemed well-capitalized, have not invested in any high risk securities, remain profitable and have the qualified leadership to lead us through this difficult time in our economy.”

Brandt further commented, “I am also pleased to report that First Federal Bank was recently recognized as the “Best Bank” in Harrison, Arkansas in the readers’ poll taken for the area and was also recognized as the “Best Bank” in Northwest Arkansas in a readers’ poll conducted by a local newspaper in that market.  This is the fourth time our Bank has received this prestigious honor in the Harrison area and the third consecutive year that we have received this honor in Northwest Arkansas.”

Total assets at December 31, 2008 amounted to $795.2 million, total liabilities were $722.1 million and stockholders’ equity totaled $73.1 million or 9.20% of total assets.  This compares with total assets of $792.0 million, total liabilities of $718.3 million and stockholders’ equity of $73.7 million or 9.30% of total assets at December 31, 2007.  At December 31, 2008 compared to December 31, 2007, cash and cash equivalents decreased $18.0 million or 65.8%, investment securities held to maturity increased $40.8 million or 42.7%, and real estate owned (“REO”) increased $14.3 million, or 175.7%. Net loans receivable decreased by $33.1 million, or 5.5%, primarily due to repayments, maturities and transfers to REO as well as a decrease in loan originations.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the inability of certain builders and developers to service their debt.

The $3.7 million or 0.5% increase in total liabilities was primarily due to an increase of $10.1 million or 12.3% in borrowed funds and an increase of $5.8 million or 110.5% in other liabilities, offset by a $12.4 million or 2.0% decrease in deposits. The increase in other liabilities was primarily due to an increase in the liability for investment securities traded but not yet settled.  Funds generated from loan repayments and borrowings were utilized to purchase investment securities and to pay deposit withdrawals.  Stockholders’ equity decreased slightly during the year ended December 31, 2008 due to net income in the amount of $2.5 million resulting from continued profitable operations, offset by the payment of quarterly cash dividends in the amount of $3.1 million.

Nonperforming assets amounted to $56.8 million or 7.1% of total assets at December 31, 2008, compared to $43.9 million or 5.5% of total assets at December 31, 2007.  At December 31, 2008, nonperforming assets consisted primarily of $25.4 million of nonaccrual loans and $22.4 million in real estate owned.  The level of nonaccrual loans and REO is due primarily to land development loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The allowance for loan losses amounted to $6.4 million at December 31, 2008 or 1.1% of total loans and $5.2 million or 0.8% of total loans at December 31, 2007.

Net interest income, the primary component of net income, increased from $4.8 million for the three months ended December 31, 2007 to $5.7 million for the three months ended December 31, 2008. Net interest income was $22.2 million for the year ended December 31, 2007 as compared to $21.8 million for the year ended December 31, 2008.  Net interest margin for the three months and twelve months ended December 31, 2008 was 3.19% and 3.01% compared to 2.66% and 2.98%, respectively, for the same periods in 2007.  The increase in net interest income for the three months ended December 31, 2008 was primarily due to an increase in the average balance of investment securities and a decrease in rates paid on deposits and borrowings, offset by a decrease in the average balance of and yield on loans receivable.  The decrease in net interest income for the year ended December 31, 2008 was primarily due to decreases in the average balance of and the yield on loans receivable offset by an increase in the average balance of investment securities and decreases in the average balances and rates on deposits and borrowings.

The provision for loan losses increased $1.2 million to $1.6 million for the three month period ended December 31, 2008 compared to $367,000 for the three month period ended December 31, 2007 and increased $1.7 million to $5.7 million for the year ended December 31, 2008 compared to $4.0 million for the year ended December 31, 2007.  The increase in the provision for loan losses in the three month comparison period was primarily due to an increase in the loss factor applied to commercial loans as well as specific loan loss allocations on these loans.  The increase in the provision for loan losses in the annual comparison period was due primarily to an increase in loss experience on commercial and land loans, offset by a decrease in losses on land development loans.

Noninterest income was $2.0 million for each of the three month periods ended December 31, 2008 and 2007 and increased $1.6 million or 21.2% to $9.4 million for the year ended December 31, 2008 compared to $7.8 million for the same period in 2007.  The increase in the twelve month comparison period was primarily due to a $1.2 million increase in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008.

Noninterest expenses increased $324,000 or 5.7% to $6.0 million for the three months ended December 31, 2008 compared to $5.7 million for the same period in 2007 and increased $473,000 or 2.1% to $23.5 million for the year ended December 31, 2008 compared to $23.0 million for the same period in 2007.  The increase in the comparative periods was mainly due to an increase in REO expense.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	December 31, 2008	December 31, 2007

ASSETS
Cash and cash equivalents	$9,367	$27,387
Investment securities held to maturity	136,412	95,590
Federal Home Loan Bank stock	4,825	4,433
Loans receivable, net of allowances	568,123	601,256
Accrued interest receivable	6,701	9,042
Real estate owned, net	22,385	8,120
Office properties and equipment, net	24,694	24,263
Cash surrender value of life insurance	20,412	20,159
Prepaid expenses and other assets	2,253	1,728
TOTAL ASSETS	$795,172	$791,978

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$618,003	$630,414
Other borrowings	92,212	82,087
Advance payments by borrowers for taxes and insurance	810	575
Other liabilities	11,030	5,239
Total liabilities	722,055	718,315

TOTAL STOCKHOLDERS’ EQUITY	73,117	73,663
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$795,172	$791,978

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Interest income	$10,493	$11,622	$43,947	$50,426
Interest expense	4,818	6,840	22,102	28,184
Net interest income	5,675	4,782	21,845	22,242
Provision for loan losses	1,600	367	5,710	4,028
Net interest income after provision for loan losses	4,075	4,415	16,135	18,214
Noninterest income	1,952	1,955	9,417	7,769
Noninterest expenses	5,983	5,659	23,468	22,995
Income before income taxes	44	711	2,084	2,988
Income tax provision (benefit)	(149)	62	(423)	345
Net income	$193	$649	$2,507	$2,643

Earnings Per Share:
Basic	$0.04	$0.13	$0.52	$0.54

Diluted	$0.04	$0.13	$0.52	$0.54

Cash Dividends Declared	$0.16	$0.16	$0.64	$0.64

Selected Operating Data (Quarter Annualized):
Interest rate spread	3.19%	2.61%	2.99%	2.92%
Net interest margin	3.19%	2.66%	3.01%	2.98%
Return on average assets	0.10%	0.33%	0.31%	0.32%
Noninterest expenses to average assets	2.93%	2.87%	2.90%	2.82%
Return on average equity	1.05%	3.51%	3.38%	3.52%